Exhibit 3.96

CERTIFICATE OF FORMATION

OF

NY LICENSE, LLC

Under Section 18-201 of the

Delaware Limited Liability Company Act

1. The name of the limited liability company is NY License, LLC (the “Company”).

2. The address of the registered office of the Company in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of January 24, 2006.

By.	/s/ PENNY A. DENTINGER
	Name:	Penny A. Dentinger
	Title:	Authorized Person